Exhibit 99.1
Release Immediately
08-06-S

HERCULES ELECTS ALLAN COHEN TO BOARD OF DIRECTORS
▪	Declares Quarterly Dividend
▪	Sets Date for Annual Meeting of Shareholders

WILMINGTON, DE, February 21, 2008 . . . The Board of Directors of Hercules Incorporated (NYSE: HPC) today announced the election of Allan H. Cohen, Ph.D. to the Hercules Board of Directors effective immediately.  With his election, the Hercules Board has been expanded from nine to ten members.

Until August, 2007, Dr. Cohen was a Managing Director with First Analysis Corporation, a research driven investment organization, where he was employed for fifteen years.  During his career, he has held executive and senior management positions at The Valspar Corporation and The Enterprise Companies (a unit of Insilco), and planning and chemical research management positions with The Sherwin-Williams Company and Champion International Corp.  Dr. Cohen also serves on the Boards of Directors of Intertape Polymer Group, Inc., Doe and Ingalls Management LLC, and IGI Holding Corporation.

The Board of Directors also declared a quarterly cash dividend of five cents per common share, payable on April 18, 2008 to shareholders of record at the close of business on March 28, 2008.

Hercules will hold its Annual Meeting of Shareholders on Thursday, April 17, 2008 at its corporate headquarters in Wilmington, Delaware.  Shareholders of record on March 3, 2008 will be entitled to vote at the Annual Meeting.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

Media Contact:                                               John S. Riley                                                 (302) 594-6025
Investor Contact:                                           Stuart L. Fornoff                                           (302) 594-7151